Exhibit 15.1

With respect to the unaudited consolidated financial information of Domtar Corporation for the three-month period ended April 1, 2007 PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated June 14, 2007 appearing herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional tests beyond those that would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited consolidated financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

Review Report of Independent Registered Public Accounting Firm

To Members of the Audit Committee

of the Board of Directors of Domtar Corporation:

We have reviewed the accompanying consolidated interim balance sheet of Domtar Corporation as of April 1, 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the three-month period ended April 1, 2007. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with the accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Richmond, Virginia June 14, 2007